Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Exhibit 99.1

Release date: January 17, 2013	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2013 FIRST QUARTER
•	SALES INCREASE OF APPROXIMATELY 4% COMPARED TO A YEAR AGO
•	GAAP EARNINGS OF $0.30 PER SHARE; ADJUSTED EARNINGS OF $0.42 PER SHARE
•	DECLARES QUARTERLY DIVIDEND OF $0.10 PER SHARE
•	RE-AFFIRMS GUIDANCE FOR FISCAL 2013

PITTSBURGH, PA, JANUARY 17, 2013 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter ended December 31, 2012.

The Company reported consolidated sales of $225.6 million for the fiscal 2013 first quarter, compared to $217.2 million a year ago, representing an increase of $8.4 million, or 3.9%.  Net income attributable to the Company for the current quarter was $8.3 million, or $0.30 per share.  On a non-GAAP adjusted basis, earnings for the current quarter were $0.42 per share (a reconciliation of non-GAAP financial information is provided in the table below).

The increase in consolidated sales for the fiscal 2013 first quarter primarily reflected sales growth in each of the Company’s Memorialization businesses, higher sales for the Merchandising Solutions segment and the benefit of recent acquisitions.  These increases were partially offset by lower sales in the Company’s Graphics Imaging segment, which were impacted by continued weakness in the European market.

Earnings for the fiscal 2013 first quarter were impacted by acquisition-related expenses, costs resulting from the implementation of a new ERP system for the Cemetery Products segment and charges related to cost reduction initiatives.

Net income attributable to the Company was $11.3 million, or $0.40 per share, for the fiscal 2012 first quarter.  On a non-GAAP adjusted basis, earnings for the fiscal 2012 first quarter were $0.47 per share.

Matthews International Corporation                                                                                     2 of 5                                                                      January 17, 2013

In the Memorialization group, the Cemetery Products and Funeral Home Products segments reported higher sales for the fiscal 2013 first quarter, compared to a year ago, as a result of an increase in unit volume of memorial products and caskets, respectively, in the United States.  In addition, the acquisition of Everlasting Granite contributed to the increase in Cemetery Products sales.  The Cremation segment also reported an increase in sales for the current quarter primarily reflecting higher equipment sales in the U.K. market.

In the Brand Solutions group, the Merchandising Solutions segment reported improved operating results for the current quarter on higher sales volume.  Sales for the Marking and Fulfillment Systems segment were higher than a year ago mainly attributable to the recent acquisition of Pyramid Controls.  The Graphics Imaging segment reported lower sales for the current quarter compared to last year with the economic weakness in Europe being a significant factor in the decline.  The segment’s operating results were also impacted by unusual charges in connection with acquisition-related activities.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“On a consolidated level, the Company’s results for the quarter were generally in line with our internal expectations.  The Memorialization group performed better than we expected principally resulting from an increase in unit volume for these products.  Our Merchandising Solutions segment again reported increased profits as we continue to build sales volume and improve our operating margins.  In addition, with respect to the operating results for our Graphics Imaging segment, much of the sales decline was anticipated because our first quarter a year ago was particularly strong as we had not yet experienced the impact of the European market issues.

“Excluding unusual items from both periods, our operating results were relatively consistent with the first quarter last year.  The decline in adjusted non-GAAP earnings primarily reflected higher interest costs (due to increased borrowings for acquisitions and share repurchases over the past twelve months) and lower investment income during the current quarter.

 “As we have previously discussed, the Company recently accelerated programs to resolve the remaining significant ERP implementation issues and we launched more aggressive cost reduction programs throughout our businesses.  As we stand today, we are substantially through our ERP implementation issues and are making good progress toward our cost reduction programs.  As a result, we are confident in our ability to improve our operating results.  These initiatives, which resulted in unusual charges in the fiscal 2013 first quarter, are still in progress and are expected to result in further one-time costs for the next several quarters.

Matthews International Corporation                                                                                       3 of 5                                                                       January 17, 2013

“We remain cautious concerning the economic uncertainty in Europe, where we have a significant presence in our Graphics Imaging segment.  In addition, these issues have also affected the operating results of our other businesses, including the Marking and Fulfillment Systems segment.  We will continue to monitor this situation and have several initiatives underway to improve our results.  We expect the acquisitions of Wetzel Group and Pyramid Controls to ease the impact of the slow European market on our overall results.

Mr. Bartolacci further stated:  “In November 2012, we provided guidance that, excluding unusual costs, adjusted (non-GAAP) earnings per share were projected to be in the range of $2.45 to $2.55 for fiscal 2013.  Based on the fiscal 2013 first quarter operating results and our current forecasts, we are maintaining our projections at this time.”

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The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.10 per share on the Company’s common stock for the quarter ended December 31, 2012.  The dividend is payable February 11, 2013 to stockholders of record January 28, 2013.

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Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking and fulfillment systems, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, industrial automation products and order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and merchandising display systems and marketing and design services.

Matthews International Corporation                                                                                       4 of 5                                                                      January 17, 2013

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited, in Thousands, except Share Data)
	Three Months Ended December 31
	2012	2011
Sales	$225,609	$217,213
Cost of sales	(145,635)	(139,218)
Gross profit	79,974	77,995
Selling and administrative expenses	(63,475)	(59,070)
Operating Profit	16,499	18,925
Other income (deductions), net	(4,119)	(1,471)
Income before income taxes	12,380	17,454
Income Taxes	(4,377)	(6,034)
Net Income	8,003	11,420
Non-controlling interests	252	(135)
Net income attributable to Matthews	$8,255	$11,285
Earnings per Share – Diluted	$0.30	$0.40

Matthews International Corporation                                                                                       5 of 5                                                      January 17, 2013

The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company’s operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
	Three Months Ended December 31,		Projected Fiscal Year Ended September 30, 2013
	2011	2012
Earnings per share, as reported	$0.40	$0.30	$2.12 - $2.22
Pension and postretirement expense adjustment (1)	0.05	0.04	0.18
Cost reduction initiatives and other charges	0.01	0.03	0.06 - 0.08
Acquisition-related costs	--	0.03	0.03 - 0.05
ERP implementation costs	0.01	0.02	0.03 - 0.05
Earnings per share, as adjusted	$0.47	$0.42	$2.45 - $2.55

Note: All per-share amounts are net of tax.
(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.